Exhibit 99.1

Molson Coors Beverage Company Reports 2023 Third Quarter Results

Molson Coors Delivers Third Quarter Top-Line Growth of 12.4%

Third Quarter Income Before Income Taxes Increased 99.3%, While Underlying Income Before Income Taxes Increased 43.5% on a Constant Currency Basis

Anticipates High End of 2023 Full Year Top-Line Guidance and Raises 2023 Full Year Bottom-Line Guidance, While Continuing to Reinvest in the Business

GOLDEN, Colo. & MONTRÉAL--(BUSINESS WIRE)--November 2, 2023--Molson Coors Beverage Company ("MCBC" or "Molson Coors") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2023 third quarter.

2023 THIRD QUARTER FINANCIAL HIGHLIGHTS1

  Net sales increased 12.4% reported and 11.0% in constant currency.
  Net sales per hectoliter increased 8.9% reported and 7.6% in constant currency.
  U.S. GAAP income before income taxes of $544.0 million increased 99.3% reported.
  Underlying (Non-GAAP) income before income taxes of $525.4 million improved 43.5% in constant currency.
  U.S. GAAP net income attributable to MCBC of $430.7 million, $1.98 per share on a diluted basis. Underlying (Non-GAAP) diluted earnings per share ("EPS") of $1.92 per share increased 45.5%.
____________________
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

CEO AND CFO PERSPECTIVES

In the third quarter of 2023, Molson Coors delivered another quarter of strong results growing net revenue by 12.4% reported and income before income taxes by 99.3% reported and by 43.5% on an underlying constant currency basis. The strong performance was driven by double-digit top and bottom-line growth across both business units.

Given its strong performance, Molson Coors is reaffirming its top-line guidance but anticipates it at the high end of the range and is raising its underlying income before income tax guidance for the full year 2023 on a constant currency basis. The guidance increase is driven by a healthier U.S. beer industry than previously anticipated, more robust brand volume performance, higher than expected pricing primarily in Canada, as well as lower net interest expense due to higher cash balances generating increased interest income.

The trajectory of the business has been improving for several years, positioning the Company well to benefit from the accelerated demand in the U.S. for its core brands. The Company, in partnership with its distributors, has worked diligently to ensure that the U.S. share gains are sustainable - by supplying the elevated level of demand, proactively engaging with retailers to secure more shelf space or with on-premise accounts to add more tap handles and executing targeted sales and marketing efforts to promote trial and retention of consumers, among others.

Gavin Hattersley, President and Chief Executive Officer Statement:

"Our third quarter results represent another quarter of incredible growth across our global business, and we are on track to deliver a second straight year of top and bottom-line growth. The improvement in our business is not limited to one market, a couple brands, or one segment of the category, and the improvement in our business started before April 1. We believe these gains are sustainable, and the strength of our brands coupled with the work we are doing gives us confidence we can maintain the gains we have achieved and grow off of them."

Tracey Joubert, Chief Financial Officer Statement:

"We are proud to report another quarter of strong results. Both our business units contributed to double-digit top and bottom-line growth, while strong cash generation enabled us to continue to invest in our business, reduce net debt and return cash to shareholders. Our performance underscores the strength of our business, which has consistently improved over the last several years. As we continue to navigate a challenging and dynamic global macro-economic environment, the fundamental strengths of our business and our actions to sustain the momentum we have achieved give us confidence we can sustainably deliver top and bottom-line growth in the years to come."

CONSOLIDATED PERFORMANCE - THIRD QUARTER 2023

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2023	September 30, 2022	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$3,298.4	$2,935.2	12.4%	$39.5	11.0%
U.S. GAAP income (loss) before income taxes	$544.0	$273.0	99.3%	$1.3	98.8%
Underlying income (loss) before income taxes(1)	$525.4	$364.6	44.1%	$2.2	43.5%
U.S. GAAP net income (loss)(2)	$430.7	$216.4	99.0%
Per diluted share	$1.98	$0.99	100.0%
Underlying net income (loss)(1)	$418.5	$286.8	45.9%
Per diluted share	$1.92	$1.32	45.5%
	For the Nine Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2023	September 30, 2022	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$8,911.3	$8,071.5	10.4%	$(19.9)	10.7%
U.S. GAAP income (loss) before income taxes	$1,087.0	$501.6	116.7%	$11.9	114.3%
Underlying income (loss) before income taxes(1)	$1,185.4	$776.2	52.7%	$8.9	51.6%
U.S. GAAP net income (loss)(2)	$845.6	$415.2	103.7%
Per diluted share	$3.89	$1.91	103.7%
Underlying net income (loss)(1)	$922.0	$610.7	51.0%
Per diluted share	$4.24	$2.81	50.9%
(1)

Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

(2)	Net income (loss) attributable to MCBC.

QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS THIRD QUARTER 2022 RESULTS)

  Net sales: The following table highlights the drivers of the change in net sales and net sales per hectoliter for the three months ended September 30, 2023 compared to September 30, 2022 (in percentages):
	For the Three Months Ended September 30, 2023
	Financial Volume	Price and Sales Mix	Currency	Net Sales
Consolidated - Net sales	3.2%	7.8%	1.4%	12.4%
Consolidated - Net sales per hectoliter	N/A	7.6%	1.3%	8.9%

Net sales increased 12.4% driven by favorable price and sales mix, higher financial volumes, and favorable foreign currency impacts. Net sales increased 11.0% in constant currency.

Financial volumes increased 3.2%, primarily due to higher financial volumes in the Americas segment, partially offset by a decrease in EMEA&APAC financial volumes. Brand volumes improved 1.1% due to a 3.6% increase in the Americas, partially offset by a 5.2% decline in EMEA&APAC.

Price and sales mix favorably impacted net sales and net sales per hectoliter by 7.8% and 7.6%, respectively, primarily due to increased net pricing including the rollover benefit of taking several price increases in the prior year, as well as favorable sales mix driven by geographic mix.

  Cost of goods sold ("COGS"): remained relatively flat compared to prior year with higher financial volumes and unfavorable foreign currency impacts offset by lower cost of goods sold per hectoliter. Cost of goods sold per hectoliter: decreased 3.0%, including the unfavorable impact of currency of 1.3%, primarily due to changes to our unrealized mark-to-market derivative positions of $133.4 million, cost savings initiatives and the benefits of volume leverage, partially offset by cost inflation related to materials and manufacturing expenses and unfavorable mix. Underlying COGS per hectoliter: increased 2.6% in constant currency, primarily due to cost inflation related to materials and manufacturing expenses and unfavorable mix, partially offset by cost savings initiatives and volume leverage.
  Marketing, general & administrative ("MG&A"): increased 13.2% on a reported basis, primarily due to increased marketing investment on core brands and higher incentive compensation expense. Underlying MG&A: increased 11.6% in constant currency.
  U.S. GAAP income (loss) before income taxes: increased 99.3% on a reported basis, primarily due to increased net pricing to customers, changes in our unrealized mark-to-market derivative positions of $133.4 million and higher financial volumes, partially offset by cost inflation related to materials and manufacturing expenses, higher MG&A expense and the loss on the sale of our controlling interest in the Truss joint venture in Canada.
  Underlying income (loss) before income taxes: improved 43.5% in constant currency, primarily due to increased net pricing to customers and higher financial volumes, partially offset by cost inflation related to materials and manufacturing expenses and higher MG&A expense.

QUARTERLY SEGMENT HIGHLIGHTS (VERSUS THIRD QUARTER 2022 RESULTS)

Americas Segment

  Net sales: The following table highlights the drivers of the change in net sales and net sales per hectoliter for the three months ended September 30, 2023 compared to September 30, 2022 (in percentages):
	For the Three Months Ended September 30, 2023
	Financial Volume	Price and Sales Mix	Currency	Net Sales
Americas - Net sales	6.6%	4.6%	(0.4)%	10.8%
Americas - Net sales per hectoliter	N/A	4.3%	(0.4)%	3.9%

Net sales increased 10.8% driven by increased net pricing, as well as higher financial volumes, partially offset by unfavorable sales mix and unfavorable foreign currency impacts. Net sales increased 11.2% in constant currency.

Financial volumes increased 6.6% primarily due to an increase in U.S. domestic shipments driven by volume growth in our core brands. The increase in U.S. volume was impacted by the continued shifts in consumer purchasing behavior largely within the premium beer segment. Americas brand volumes increased 3.6%, including a 4.5% increase in the U.S. driven by growth in our core brands, with Coors Light and Coors Banquet each up double digits and Miller Lite up high single digits, partially offset by the timing impacts related to one less trading day in the current quarter and cycling a shift in volume ahead of price increases taken early in the fourth quarter in the prior year. Canada brand volumes increased 0.2% mainly driven by growth in our above premium brands. Latin America volume decreased 2.5% largely due to economic conditions in key markets.

Price and sales mix favorably impacted net sales and net sales per hectoliter by 4.6% and 4.3%, respectively, primarily due to increased net pricing including the rollover benefit of several price increases taken in the previous year, partially offset by unfavorable sales mix.

  U.S. GAAP and Underlying income (loss) before income taxes: U.S. GAAP income before income taxes improved 28.2% on a reported basis and underlying income before income taxes improved 32.2% in constant currency, primarily due to increased net pricing, higher financial volumes and lower logistics expenses, partially offset by cost inflation related to materials and manufacturing expenses, as well as higher MG&A expense. Higher MG&A spend was primarily due to increased marketing investment behind our core brands and higher incentive compensation expense.

EMEA&APAC Segment

  Net sales: The following table highlights the drivers of the change in net sales and net sales per hectoliter for the three months ended September 30, 2023 compared to September 30, 2022 (in percentages):
	For the Three Months Ended September 30, 2023
	Financial Volume	Price and Sales Mix	Currency	Net Sales
EMEA&APAC - Net sales	(5.5)%	15.9%	8.8%	19.2%
EMEA&APAC - Net sales per hectoliter	N/A	16.8%	9.3%	26.1%

Net sales increased 19.2% driven by favorable price and sales mix as well as favorable foreign currency impacts, partially offset by a decline in financial volumes. Net sales increased 10.4% in constant currency.

Financial volumes decreased 5.5% and brand volumes declined 5.2% in all regions throughout the segment driven by continued industry softness and inflationary pressures on the consumer in Central and Eastern Europe.

Price and sales mix favorably impacted net sales and net sales per hectoliter by 15.9% and 16.8%, respectively, primarily due to increased net pricing including the rollover benefits from price increases taken in the prior year and favorable sales mix.

  U.S. GAAP and Underlying income (loss) before income taxes: U.S. GAAP income before income taxes improved 45.5% on a reported basis and underlying income before income taxes improved 58.1% in constant currency, primarily due to increased net pricing to customers and favorable sales mix, partially offset by lower financial volumes and cost inflation on materials, logistics and manufacturing expenses.

CASH FLOW AND LIQUIDITY HIGHLIGHTS

  U.S. GAAP cash from operations: net cash provided by operating activities was $1,604.5 million for the nine months ended September 30, 2023 which improved $487.0 million compared to the prior year primarily due to higher net income and the favorable timing of working capital in the Americas, partially offset by higher income taxes paid.
  Underlying free cash flow: cash received of $1,121.6 million for the nine months ended September 30, 2023 which represents an increase of $524.2 million from the prior year, was primarily due to higher net cash provided by operating activities and lower capital expenditures as a result of the timing of capital projects.
  Debt: Upon its maturity on July 15, 2023, we repaid our CAD 500 million 2.84% notes using cash on hand. Total debt as of September 30, 2023 was $6,179.9 million and cash and cash equivalents totaled $801.7 million, resulting in net debt of $5,378.2 million and a net debt to underlying EBITDA ratio of 2.23x. As of September 30, 2022, our net debt to underlying EBITDA ratio was 3.13x.
  Dividends: A cash dividend of $0.41 per share was declared and paid to eligible shareholders of record on the respective quarterly record dates during the nine months ended September 30, 2023, for a total of $1.23 per share or a CAD equivalent of CAD 1.63 per share. A cash dividend of $0.38 per share was declared and paid to eligible shareholders of record on the respective quarterly record dates during the nine months ended September 30, 2022, for a total of $1.14 per share or a CAD equivalent of CAD 1.45 per share.
  Share Repurchase Program: For the nine months ended September 30, 2023, we repurchased 980,000 shares under the share repurchase program at a weighted average price of $62.10 per share, including brokerage commissions, for an aggregate value of $60.9 million. For the nine months ended September 30, 2022, we repurchased 740,000 shares at a weighted average price of $52.36 per share, including brokerage commissions, for an aggregate value of $38.8 million. On September 29, 2023, our Company's Board of Directors approved a new share repurchase program authorizing the repurchase of up to an aggregate of $2.0 billion of its Class B common stock, with an expected program term of five years. The program is part of our balanced and cohesive approach to prioritizing capital allocation intended to improve shareholder value creation. This repurchase program replaces and supersedes any repurchase program previously approved by the Board.

OTHER RESULTS

Tax Rates Table

(Unaudited)	For the Three Months Ended
	September 30, 2023	September 30, 2022
U.S. GAAP effective tax rate	21%	20%
Underlying effective tax rate(1)	20%	21%
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

  The increase in our third quarter U.S. GAAP effective tax rate was primarily due to the impact of geographic mix with higher pretax income in higher tax rate jurisdictions, partially offset by the net effect of discrete tax items in the period. We recognized $15.5 million GAAP discrete tax benefit in the three months ended September 30, 2023 compared to $5.9 million GAAP discrete tax expense in the three months ended September 30, 2022.
  The decrease in our third quarter Underlying effective tax rate was primarily due to the net effect of discrete tax items in the period, offset in part by the impact of geographic mix with higher pretax income in higher tax rate jurisdictions. We recognized $14.3 million underlying discrete tax benefit in the three months ended September 30, 2023 compared to $0.9 million underlying discrete tax expense in the three months ended September 30, 2022. Geographic mix was less impactful to our underlying rate due to the removal of non-GAAP items.

2023 OUTLOOK

Molson Coors is adjusting certain full year 2023 financial guidance metrics.

  Net sales: reaffirming high single-digit increase versus 2022 on a constant currency basis but narrowing to the high end of the range. The adjustment is due to the U.S. beer category being healthier than projected as well as stronger than expected brand volume growth, which we expect to accelerate in the fourth quarter. Also, pricing across the Company's global markets, in particular Canada, is better than previously expected.
  Underlying income (loss) before income taxes: 32% to 36% increase compared to 2022 on a constant currency basis from our previous guidance of a 23% to 26% increase. This is primarily due to the net sales drivers described above as well as lower net interest expense as described below.
  Consolidated net interest expense: $210 million, plus or minus 5% from our previous guidance of $225 million, plus or minus 5%. The decrease is due to higher than previously anticipated cash balances generating higher interest income.

The Company continues to expect the following targets for full year 2023.

  Underlying free cash flow: $1.2 billion, plus or minus 10%.
  Capital expenditures: $700 million incurred, plus or minus 5%.
  Underlying depreciation and amortization: $690 million, plus or minus 5%.
  Underlying effective tax rate: in the range of 21% to 23% for 2023.

The Company's updated full year 2023 guidance implies the following for the fourth quarter.

  Net sales: mid single-digit growth for the fourth quarter on a constant currency basis as we will lap higher than typical pricing taken in late 2022. In addition, we expect our brand volume growth to outpace our financial volume growth due to U.S. breweries shipping above expectations in the third quarter resulting in healthy distributor inventories and planned downtime in the U.S. network for system maintenance. We also expect a financial volume headwind as the wind down of a large and low-margin contract brewing agreement accelerates in the fourth quarter.
  Underlying income (loss) before income taxes: at the midpoint, a high single-digit decrease for the fourth quarter on a constant currency basis, including mid single-digit top-line growth. This is due to an increase in underlying COGS per hectoliter due to continued high inflation in EMEA&APAC and lower volume leverage than the prior two quarters. Furthermore, we expect MG&A to be up approximately $90 million, largely related to planned investment behind our core brands and higher incentive compensation due to the Company's strong performance this year.

NOTES

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s third quarter ended September 30, 2023 compared to the third quarter ended September 30, 2022. Some numbers may not sum due to rounding.

2023 THIRD QUARTER INVESTOR CONFERENCE CALL

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2023 third quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on February 12, 2024. The Company will post this release and related financial statements on its website today.

OVERVIEW OF MOLSON COORS BEVERAGE COMPANY

For more than two centuries Molson Coors Beverage Company has been brewing beverages that unite people to celebrate all life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, Ozujsko and Staropramen to Coors Banquet, Blue Moon Belgian White, Vizzy Hard Seltzer, Leinenkugel’s Summer Shandy, Miller High Life and more, Molson Coors produces many beloved and iconic beer brands. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: Americas, operating in the U.S., Canada and various countries in the Caribbean, Latin and South America; and EMEA&APAC, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within the Middle East, Africa and Asia Pacific. In addition to our reporting segments, we also have certain activity that is not allocated to our reporting segments and reported as "Unallocated", which primarily includes financing-related costs such as interest expense and income, foreign exchange gains and losses on intercompany balances and realized and unrealized changes in fair value on instruments not designated in hedging relationships related to financing and other treasury-related activities and the unrealized changes in fair value on our commodity swaps not designated in hedging relationships recorded within cost of goods sold, which are later reclassified when realized to the segment in which the underlying exposure resides. Additionally, only the service cost component of net periodic pension and OPEB cost is reported within each operating segment, and all other components remain unallocated.

Our Environmental, Social and Governance ("ESG") strategy is focused on People and Planet with a strong commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on X (formerly Twitter) through @MolsonCoors.

ABOUT MOLSON COORS CANADA INC.

Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intend," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," "implies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "CEO and CFO Perspectives" and "2023 Outlook," with respect to expectations of cost inflation, limited consumer disposable income, consumer preferences, overall volume and market share trends, pricing trends, industry forces, cost reduction strategies, shipment levels and profitability, the sufficiency of capital resources, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, market share and expectations regarding future dividends. In addition, statements that we make in this press release that are not statements of historical fact may also be forward-looking statements.

Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among other things, the deterioration of general economic, political, credit and/or capital market conditions, including those caused by the ongoing Russia-Ukraine conflict or other geopolitical tensions; our dependence on the global supply chain and significant exposure to changes in commodity and other input prices and the impacts of supply chain constraints and inflationary pressures; weak, or weakening of, economic, social and other conditions in the markets in which we do business, including cost inflation and reductions in discretionary consumer spending; loss, operational disruptions or closure of a major brewery or other key facility, including those of our suppliers, due to unforeseen or catastrophic events or otherwise; cybersecurity incidents impacting our information systems, and violations of data privacy laws and regulations; our reliance on brand image, reputation, product quality and protection of intellectual property; constant evolution of the global beer industry and the broader alcohol industry, and our position within the global beer industry and success of our product in our markets; competition in our markets; our ability to successfully and timely innovate beyond beer; changes in the social acceptability, perceptions and the political view of the beverage categories in which we operate, including alcohol; labor strikes, work stoppages or other employee-related issues; ESG issues, including those related to climate change and sustainability; climate change and other weather events; inadequate supply or availability of quality water; our dependence on key personnel; our reliance on third party service providers and internal and outsourced systems for our information technology and certain other administrative functions; impacts related to the coronavirus pandemic; investment performance of pension plan holdings and other factors impacting related pension plan costs and contributions; our significant debt level subjects us to financial and operating risks, and the agreements governing such debt, which subject us to financial and operating covenants and restrictions; deterioration in our credit rating; default by, or failure of, our counterparty financial institutions; impairments of the carrying value of our goodwill and other intangible assets; the estimates and assumptions on which our financial projections are based may prove to be inaccurate; our reliance on a small number of suppliers to obtain the input materials we need to operate our business; termination or changes of one or more manufacturer, distribution or production agreements, or issues caused by our dependence on the parties to these agreements; unfavorable outcomes of legal or regulatory matters; our operations in developing and emerging markets; changes to the regulation of the distribution systems for our products; our consolidated financial statements are subject to fluctuations in foreign exchange rates; changes in tax, environmental, trade or other regulations or failure to comply with existing licensing, trade and other regulations; risks associated with operating our joint ventures; failure to successfully identify, complete or integrate attractive acquisitions and joint ventures into our existing operations; the dependence of our U.S. business on independent distributors to sell our products, with no assurance that these distributors will effectively sell our products, and distributor consolidation in the U.S.; government mandated changes to the retail distribution model resulting from new regulations on our Canada business; indemnities provided to the purchaser of our previous interest in the Cervejarias Kaiser Brasil S.A. business in Brazil; economic trends and intense competition in European markets; the potential for Pentland and the Coors Trust to disagree on a matter submitted to our stockholders or the super-majority of our board of directors to disagree on certain actions; the interests of the controlling stockholders may differ from those of other stockholders; shareholder activism efforts or unsolicited offers from a third party; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA

The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Circana (formerly Information Resources, Inc.) for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX

STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Sales	$3,905.6	$3,517.4	$10,551.5	$9,662.1
Excise taxes	(607.2)	(582.2)	(1,640.2)	(1,590.6)
Net sales	3,298.4	2,935.2	8,911.3	8,071.5
Cost of goods sold	(1,952.2)	(1,951.5)	(5,575.5)	(5,340.0)
Gross profit	1,346.2	983.7	3,335.8	2,731.5
Marketing, general and administrative expenses	(746.8)	(660.0)	(2,096.7)	(2,043.3)
Other operating income (expense), net	(12.7)	5.3	(13.0)	(22.9)
Equity income (loss)	5.5	1.1	12.8	3.7
Operating income (loss)	592.2	330.1	1,238.9	669.0
Interest income (expense), net	(48.8)	(58.7)	(162.5)	(188.6)
Other pension and postretirement benefits (costs), net	2.5	14.8	7.7	35.7
Other non-operating income (expense), net	(1.9)	(13.2)	2.9	(14.5)
Income (loss) before income taxes	544.0	273.0	1,087.0	501.6
Income tax benefit (expense)	(112.4)	(54.9)	(236.1)	(98.3)
Net income (loss)	431.6	218.1	850.9	403.3
Net (income) loss attributable to noncontrolling interests	(0.9)	(1.7)	(5.3)	11.9
Net income (loss) attributable to MCBC	$430.7	$216.4	$845.6	$415.2

Basic net income (loss) attributable to MCBC per share	$1.99	$1.00	$3.91	$1.91
Diluted net income (loss) attributable to MCBC per share	$1.98	$0.99	$3.89	$1.91

Weighted average shares outstanding - basic	216.1	216.8	216.3	217.0
Weighted average shares outstanding - diluted	217.6	217.6	217.6	217.7

Dividends per share	$0.41	$0.38	$1.23	$1.14

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$801.7	$600.0
Trade receivables, net	918.7	739.8
Other receivables, net	161.7	126.4
Inventories, net	852.6	792.9
Other current assets, net	353.1	378.9
Total current assets	3,087.8	2,638.0
Properties, net	4,268.2	4,222.8
Goodwill	5,320.8	5,291.9
Other intangibles, net	12,712.2	12,800.1
Other assets	1,179.4	915.5
Total assets	$26,568.4	$25,868.3
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$3,358.9	$2,978.3
Current portion of long-term debt and short-term borrowings	878.8	397.1
Total current liabilities	4,237.7	3,375.4
Long-term debt	5,301.1	6,165.2
Pension and postretirement benefits	463.0	473.3
Deferred tax liabilities	2,706.8	2,646.4
Other liabilities	371.8	292.8
Total liabilities	13,080.4	12,953.1
Redeemable noncontrolling interest	28.2	—
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 212.4 shares and 210.5 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	100.8	102.2
Class B exchangeable shares, no par value (issued and outstanding: 9.5 shares and 11.0 shares, respectively)	356.0	413.3
Paid-in capital	7,099.8	7,006.4
Retained earnings	7,470.0	6,894.1
Accumulated other comprehensive income (loss)	(1,198.6)	(1,205.5)
Class B common stock held in treasury at cost (11.4 shares and 10.5 shares, respectively)	(584.1)	(522.9)
Total Molson Coors Beverage Company stockholders' equity	13,246.0	12,689.7
Noncontrolling interests	213.8	225.5
Total equity	13,459.8	12,915.2
Total liabilities and equity	$26,568.4	$25,868.3

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the Nine Months Ended
	September 30, 2023	September 30, 2022
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$850.9	$403.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	508.6	515.6
Amortization of debt issuance costs and discounts	4.4	6.2
Share-based compensation	34.1	25.7
(Gain) loss on sale or impairment of properties and other assets, net	8.2	16.8
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	84.6	217.7
Equity (income) loss	(12.8)	(3.7)
Income tax (benefit) expense	236.1	98.3
Income tax (paid) received	(170.1)	(71.2)
Interest expense, excluding amortization of debt issuance costs and discounts	174.0	185.0
Interest paid	(201.5)	(211.5)
Change in current assets and liabilities and other	88.0	(64.7)
Net cash provided by (used in) operating activities	1,604.5	1,117.5
Cash flows from investing activities
Additions to properties	(494.1)	(530.7)
Proceeds from sales of properties and other assets	7.3	22.1
Acquisition of business, net of cash acquired	(63.9)	—
Other	(117.8)	3.7
Net cash provided by (used in) investing activities	(668.5)	(504.9)
Cash flows from financing activities
Exercise of stock options under equity compensation plans	7.7	2.5
Dividends paid	(266.7)	(247.1)
Payments for purchases of treasury stock	(60.9)	(38.8)
Payments on debt and borrowings	(402.9)	(507.3)
Proceeds on debt and borrowings	7.0	7.0
Net proceeds from (payments on) revolving credit facilities and commercial paper	—	121.1
Other	(12.8)	(10.2)
Net cash provided by (used in) financing activities	(728.6)	(672.8)
Effect of foreign exchange rate changes on cash and cash equivalents	(5.7)	(52.0)
Net increase (decrease) in cash and cash equivalents	201.7	(112.2)
Balance at beginning of year	600.0	637.4
Balance at end of period	$801.7	$525.2

SUMMARIZED SEGMENT RESULTS (hectoliter volume and $ in millions) (Unaudited)

Americas	Q3 2023	Q3 2022	Reported % Change	FX Impact	Constant Currency % Change	YTD 2023	YTD 2022	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$2,633.4	$2,376.6	10.8	$(10.0)	11.2	$7,194.1	$6,580.2	9.3	$(45.8)	10.0
COGS(2)	$(1,552.0)	$(1,476.5)	(5.1)			$(4,332.5)	$(4,112.8)	(5.3)
MG&A	$(589.3)	$(514.7)	(14.5)			$(1,658.1)	$(1,623.8)	(2.1)
Income (loss) before income taxes	$483.5	$377.0	28.2	$(5.2)	29.6	$1,204.2	$812.1	48.3	$(0.6)	48.4
Underlying income (loss) before income taxes	$494.1	$378.1	30.7	$(5.7)	32.2	$1,215.6	$892.9	36.1	$(1.1)	36.3
Financial volume(1)(3)	17.414	16.332	6.6			47.718	45.867	4.0
Brand volume	16.245	15.683	3.6			45.386	43.758	3.7
EMEA&APAC	Q3 2023	Q3 2022	Reported % Change	FX Impact	Constant Currency % Change	YTD 2023	YTD 2022	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$670.4	$562.6	19.2	$49.5	10.4	$1,729.5	$1,502.0	15.1	$25.9	13.4
COGS(2)	$(440.9)	$(373.4)	(18.1)			$(1,178.2)	$(1,030.3)	(14.4)
MG&A	$(157.5)	$(145.3)	(8.4)			$(438.6)	$(419.5)	(4.6)
Income (loss) before income taxes	$67.5	$46.4	45.5	$3.4	38.1	$106.3	$48.6	118.7	$5.4	107.6
Underlying income (loss) before income taxes	$69.1	$41.5	66.5	$3.5	58.1	$111.5	$45.0	147.8	$5.1	136.4
Financial volume(1)(3)	6.120	6.477	(5.5)			16.209	16.723	(3.1)
Brand volume	6.077	6.407	(5.2)			15.939	16.603	(4.0)
Unallocated & Eliminations	Q3 2023	Q3 2022	Reported % Change	FX Impact	Constant Currency % Change	YTD 2023	YTD 2022	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$(5.4)	$(4.0)	(35.0)			$(12.3)	$(10.7)	(15.0)
COGS(2)	$40.7	$(101.6)	N/M			$(64.8)	$(196.9)	67.1
Income (loss) before income taxes	$(7.0)	$(150.4)	95.3	$3.1	93.3	$(223.5)	$(359.1)	37.8	$7.1	35.8
Underlying income (loss) before income taxes	$(37.8)	$(55.0)	31.3	$4.4	23.3	$(141.7)	$(161.7)	12.4	$4.9	9.3
Financial volume	(0.002)	—	N/M			(0.004)	(0.005)	20.0
Consolidated	Q3 2023	Q3 2022	Reported % Change	FX Impact	Constant Currency % Change	YTD 2023	YTD 2022	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$3,298.4	$2,935.2	12.4	$39.5	11.0	$8,911.3	$8,071.5	10.4	$(19.9)	10.7
COGS	$(1,952.2)	$(1,951.5)	—			$(5,575.5)	$(5,340.0)	(4.4)
MG&A	$(746.8)	$(660.0)	(13.2)			$(2,096.7)	$(2,043.3)	(2.6)
Income (loss) before income taxes	$544.0	$273.0	99.3	$1.3	98.8	$1,087.0	$501.6	116.7	$11.9	114.3
Underlying income (loss) before income taxes	$525.4	$364.6	44.1	$2.2	43.5	$1,185.4	$776.2	52.7	$8.9	51.6
Financial volume(3)	23.532	22.809	3.2			63.923	62.585	2.1
Brand volume	22.322	22.090	1.1			61.325	60.361	1.6
N/M = Not meaningful

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.

(1) Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.

(2)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3)

Financial volume in hectoliters for Americas and EMEA&APAC excludes royalty volume of 0.692 million hectoliters and 0.291 million hectoliters, respectively, for the three months ended September 30, 2023, and excludes royalty volume of 0.711 million hectoliters and 0.274 million hectoliters, respectively for the three months ended September 30, 2022. Financial volume in hectoliters for Americas and EMEA&APAC excludes royalty volume of 1.955 million hectoliters and 0.697 million hectoliters, respectively, for the nine months ended September 30, 2023, and excludes royalty volume of 1.957 million hectoliters and 0.811 million hectoliters, respectively for the nine months ended September 30, 2022.

WORLDWIDE BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	For the Three Months Ended
	September 30, 2023	September 30, 2022	Change
Financial Volume	23.532	22.809	3.2%
Contract brewing and wholesale/factored volume	(1.837)	(1.770)	3.8%
Royalty volume	0.983	0.985	(0.2)%
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.356)	0.066	N/M
Total Worldwide Brand Volume	22.322	22.090	1.1%

N/M = Not meaningful

Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment is the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract-brewing agreements and because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler ("STW") volume to Sales-to-Retailer ("STR") volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

We also utilize net sales per hectoliter and cost of goods sold per hectoliter, as well as the year over year changes in such metrics, as key metrics for analyzing our results. These metrics are calculated as net sales and cost of goods sold, respectively, per our consolidated statement of operations divided by financial volume for the respective period. We believe these metrics are important and useful for investors and management because it provides an indication of the trends in pricing and sales mix on our net sales and the trends of sales mix and other cost impacts such as inflation on our cost of goods sold.

USE OF NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.

  Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) – Measure of the Company’s income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, restructuring and integration related costs, unrealized mark-to-market gains and losses, potential or incurred losses related to certain litigation accruals and settlements and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
  Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include the impact of unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.

  We also use underlying COGS per hectoliter, as well as the year over year change in such metric, as a key metric for analyzing our results. This metric is calculated as underlying COGS divided by financial volume for the respective period.
  Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).
  Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of non-GAAP adjustment items (as defined above), the related tax effects of non-GAAP adjustment items and certain other discrete tax items.
  Underlying net income (loss) attributable to MCBC per diluted share (also referred to as Underlying Earnings per Share) (Closest GAAP Metric: Net income (loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. If applicable, a reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If underlying net income (loss) attributable to MCBC becomes income excluding the impact of our non-GAAP adjustment items, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.
  Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
  Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to Properties and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.
  Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
  Net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Income (Loss) Before Income Taxes) – Measure of the Company’s leverage calculated as Net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net Income (Loss) excluding Interest expense (income), income tax expense (benefit), depreciation and amortization, and the impact of non-GAAP adjustment items (as defined above). This measure is not the same as the Company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
  Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.

Our guidance for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES

Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the Three Months Ended September 30, 2023
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(1,952.2)	$(746.8)	$544.0	$430.7	$1.98
Adjustments to arrive at underlying
Restructuring	—	—	1.5	1.5	0.01
Intangible and tangible asset impairments, excluding goodwill	—	—	0.1	0.1	—
Gains and (losses) on other disposals(1)	—	—	11.1	11.1	0.05
Unrealized mark-to-market (gains) losses	(32.7)	—	(30.8)	(30.8)	(0.14)
Other items	—	0.7	(0.5)	(0.5)	—
Total	$(32.7)	$0.7	$(18.6)	$(18.6)	$(0.09)
Tax effects on non-GAAP adjustments	—	—	—	7.5	0.03
Discrete tax items	—	—	—	(1.1)	(0.01)
Underlying (Non-GAAP)	$(1,984.9)	$(746.1)	$525.4	$418.5	$1.92

(In millions, except per share data) (Unaudited)	For the Nine Months Ended September 30, 2023
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(5,575.5)	$(2,096.7)	$1,087.0	$845.6	$3.89
Adjustments to arrive at underlying
Restructuring	—	—	1.8	1.8	0.01
Intangible and tangible asset impairments, excluding goodwill	—	—	0.1	0.1	—
Gains and (losses) on other disposals(1)	—	—	11.1	11.1	0.05
Unrealized mark-to-market (gains) losses	81.8	—	81.8	81.8	0.38
Other items	—	5.0	3.6	3.6	0.02
Total	$81.8	$5.0	$98.4	$98.4	$0.45
Tax effects on non-GAAP adjustments	—	—	—	(20.0)	(0.09)
Discrete tax Items	—	—	—	(2.0)	(0.01)
Underlying (Non-GAAP)	$(5,493.7)	$(2,091.7)	$1,185.4	$922.0	$4.24

(1)	During the three months ended September 30, 2023, we sold our controlling interest in the Truss joint venture within our Americas segment and recognized a loss of $11.1 million.

Reconciliation to Underlying Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the Three Months Ended September 30, 2023
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$483.5	$67.5	$(7.0)	$544.0
Add/Less:
Cost of goods sold(1)	—	—	(32.7)	(32.7)
Marketing, general & administrative	0.7	—	—	0.7
Other non-GAAP adjustment items	9.9	1.6	1.9	13.4
Total non-GAAP adjustment items	$10.6	$1.6	$(30.8)	$(18.6)
Underlying income (loss) before income taxes	$494.1	$69.1	$(37.8)	$525.4

(In millions) (Unaudited)	For the Nine Months Ended September 30, 2023
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$1,204.2	$106.3	$(223.5)	$1,087.0
Add/(less):
Cost of goods sold(1)	—	—	81.8	81.8
Marketing, general & administrative	1.7	3.3	—	5.0
Other non-GAAP adjustment items	9.7	1.9	—	11.6
Total non-GAAP adjustment items	$11.4	$5.2	$81.8	$98.4
Underlying income (loss) before income taxes	$1,215.6	$111.5	$(141.7)	$1,185.4

(1)

Reflects changes in our mark-to-market positions on our commodity hedges recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

Effective Tax Rate Reconciliation

(Unaudited)		For the Three Months Ended
		September 30, 2023	September 30, 2022
U.S. GAAP	Effective Tax Rate	21%	20%
Add/Less:	Tax effect of non-GAAP adjustment items(1)	(1%)	3%
Add/Less:	Discrete tax items(1)(2)	—%	(2%)
Non-GAAP	Underlying (Non-GAAP) Effective Tax Rate	20%	21%

(1)

Adjustments related to the tax effect of non-GAAP adjustment items, as well as certain discrete tax items excluded from our underlying effective tax rate. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.

(2)

The change in the tax effect of discrete tax items from prior year is primarily due to the recognition of approximately $5 million of discrete tax expense recorded in U.S. GAAP and removed from underlying for the three months ended September 30, 2022.

Underlying Free Cash Flow

(In millions) (Unaudited)		For the Nine Months Ended
		September 30, 2023	September 30, 2022
U.S. GAAP	Net Cash Provided by (Used In) Operating Activities	$1,604.5	$1,117.5
Less:	Additions to properties(1)	(494.1)	(530.7)
Add/Less:	Cash impact of non-GAAP adjustment items(2)	11.2	10.6
Non-GAAP	Underlying Free Cash Flow	$1,121.6	$597.4

(1)	Included in net cash provided by (used in) investing activities.

(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the nine months ended September 30, 2023 and September 30, 2022.

Net Debt to Underlying EBITDA Ratio

(In millions except net debt to underlying EBITDA ratio) (Unaudited)		As of
		September 30, 2023	September 30, 2022
U.S. GAAP	Current portion of long-term debt and short-term borrowings	$878.8	$505.0
Add:	Long-term debt	5,301.1	6,082.7
Less:	Cash and cash equivalents	801.7	525.2
	Net debt	$5,378.2	$6,062.5
	Q3 Underlying EBITDA	742.9	593.5
	Q2 Underlying EBITDA	725.2	566.4
	Q1 Underlying EBITDA	388.4	320.5
	Q4 Underlying EBITDA	555.5	457.3
Non-GAAP	Underlying EBITDA(1)	$2,412.0	$1,937.7
	Net debt to underlying EBITDA ratio	2.23	3.13

(1)	Represents underlying EBITDA on a trailing twelve month basis.

Underlying EBITDA Reconciliation

(In millions) (Unaudited)		For the Three Months Ended
		September 30, 2023	September 30, 2022
U.S. GAAP	Net income (loss) attributable to MCBC	$430.7	$216.4
Add:	Net income (loss) attributable to noncontrolling interests	0.9	1.7
U.S. GAAP	Net income (loss)	431.6	218.1
Add:	Interest expense (income), net	48.8	58.7
	Income tax expense (benefit)	112.4	54.9
	Depreciation and amortization	168.7	170.2
	Adjustments included in underlying income(1)	(18.6)	91.6
Non-GAAP	Underlying EBITDA	$742.9	$593.5

(1)	Includes adjustments to income (loss) before income taxes related to non-GAAP adjustment items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.

Contacts

Investor Relations
Greg Tierney, (414) 931-3303
Traci Mangini, (415) 308-0151

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Rachel Dickens, (314) 452-9673